news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer
and Treasurer
(918) 493-7700
www.unitcorp.com

For Immediate Release…
May 3, 2007

UNIT CORPORATION REPORTS 2007 FIRST QUARTER RESULTS;
COMPANY ON TARGET WITH 2007 DRILLING PROGRAM, WITH 74 WELLS COMPLETED OR IN PROGRESS;
RIG FLEET EXPANDS AND MARGINS REMAIN STRONG

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today its financial and operational results for the three months ended March 31, 2007. Net income for the first quarter of 2007 was $64.5 million, or $1.39 per diluted share, on revenues of $277.3 million, compared with net income of $74.9 million, or $1.61 per diluted share, on revenues of $282.8 million for the first quarter of 2006.
First quarter oil and natural gas segment production decreased from the fourth quarter of 2006 primarily due to factors outside of Unit’s control. The company is very pleased with its contract drilling segment utilization of 83% during the first quarter of 2007 given the industry slowdown in drilling activity.

CONTRACT DRILLING RESULTS
•	103 drilling rigs currently under contract (87% of drilling rig fleet).
•	65% of drilling rigs are contracted by public companies and major private independents.
•	New drilling rig placed in service at dayrate of $26,000, significantly higher than the company’s average dayrate.

First quarter drilling operation profits increased significantly over the same quarter last year. Operating profits (not including depreciation) increased by $2.9 million as a result of operating costs falling 5% from the same quarter last year, more than offsetting a 0.7% decline in contract drilling revenues to $160.3 million. Average operating margins for the first quarter reached $10,161 per day (before elimination of intercompany drilling rig profit of $4.5 million) as compared to $8,625 per day (before elimination of intercompany drilling rig profit of $3.2 million) for 2006, an increase of 18%.

Unit’s newest drilling rig was put into service in March at a dayrate of $26,000, significantly higher than the company’s first quarter average of $19,427 per day, which itself was up 13% from the comparable quarter of 2006.

Average drilling rig utilization was 96.8 drilling rigs in the first quarter of 2007, or 83%, down 11% from 2006’s first quarter utilization of 108.6 drilling rigs. Currently, Unit has 118 operational drilling rigs of which 103 are under contract. The following table illustrates Unit’s drilling rig count at the end of each period and average utilization rate during the period:

	1st Qtr 07	4th Qtr 06	3rd Qtr 06	2nd Qtr 06	1st Qtr 06	4th Qtr 05	3rd Qtr 05	2nd Qtr 05	1st Qtr 05
Rigs	118	117	116	115	111	112	111	103	102
Utilization	83%	92%	96%	97%	98%	96%	98%	98%	98%

The drilling rig utilization decline was primarily due to two factors: inclement weather, which prevented certain rig mobilizations, and the continuation of weak natural gas commodity prices that began in mid-2006. Contracts for drilling rigs currently being marketed are indicating that utilization is stabilizing and inquiries of drilling rig availability from private company customers is more active.

EXPLORATION AND PRODUCTION RESULTS
•	Completed 54 gross wells out of 270 planned for 2007 at an 87% success rate.
•	First quarter production constrained by approximately 8.9 MMcfe per day,
•	Production for 2007 estimated to be 56 to 58 Bcfe.

First quarter production for Unit’s oil and natural gas operations was 356,000 barrels of oil and 10.7 billion cubic feet (Bcf) of natural gas, or 12.8 billion cubic feet equivalent (Bcfe). Revenues for the first quarter were $86.1 million, or 9% lower than 2006’s first quarter. Production in the first quarter was constrained by the following factors having an estimated combined effect of 8.9 MMcfe per day:

•	A fire at the Valero refinery, which processes oil from a majority of our Texas Panhandle production.
•	Pipeline and compression capacity restrictions.
•	Adverse weather conditions effecting well completions and pipeline construction.

Excluding the production constraints, first quarter production would have been an estimated 13.6 Bcfe or 151.0 MMcfe per day, a 2% decrease from 2006 fourth quarter production of 154 MMcfe per day. The production constraints are expected to be resolved by the end of May. In April, the outside processing plant for the Segno field area was shut down for 13 days for scheduled maintenance, curtailing approximately 20 MMcfe per day of net production.

Taking the above factors into account, Unit’s 2007 production target is now anticipated to be 56 to 58 Bcfe, an increase of 6% to 10% from 2006 production.

Unit’s average natural gas price for the first quarter of 2007 decreased 10% to $6.37 per thousand cubic feet (Mcf) as compared to $7.04 per Mcf for the first quarter of 2006. Unit’s average oil price for the first quarter of 2007 was $47.59 per barrel compared to $54.53 per barrel for the first quarter of 2006, a 13% decrease.

The following table illustrates Unit’s production and certain results for the periods indicated:

	1st Qtr 07	4th Qtr 06	3rd Qtr 06	2nd Qtr 06	1st Qtr 06	4th Qtr 05	3rd Qtr 05	2nd Qtr 05	1st Qtr 05
Production, Bcfe	12.8	14.2	13.5	12.6	12.7	11.8	10.0	9.4	9.3
Realized Price, Mcfe	$6.63	$6.26	$6.68	$6.41	$7.36	$9.71	$8.28	$6.49	$6.00
Wells Drilled	54	66	75	62	41	57	52	57	26
Success Rate	87%	89%	88%	85%	88%	100%	90%	89%	92%

During the first quarter of 2007, Unit began drilling operations on 56 wells of which 20 wells were still in progress at the end of the first quarter. Unit completed 54 wells with a success rate of 87%.

MID-STREAM RESULTS
•	Unit’s gas gathering and processing business delivered 10.6% gross margin.
•	Operating profits (not including depreciation) of $3.3 million in first quarter.
•	Improving strategic position creates reliable cash flow.

First quarter 2007 gathering volumes for Unit’s gas gathering and processing operations were 226,081 MMBtu per day, a 5% increase from the first quarter of 2006. Operating profit (as defined below in the financial tables) for the first quarter was $3.3 million or 22% higher than 2006’s first quarter.

The following table illustrates certain results from Unit’s mid-stream operations at the end of each period:

	1st Qtr 07	4th Qtr 06	3rd Qtr 06	2nd Qtr 06	1st Qtr 06	4th Qtr 05	3rd Qtr 05	2nd Qtr 05	1st Qtr 05
Gas gathered MMBtu/day	226,081	253,776	276,888	243,399	215,341	180,098	159,821	121,611	107,254
Gas processed MMBtu/day	43,327	44,781	35,124	31,000	30,668	24,391	36,061	31,670	30,336

First quarter gas gathering and processing volumes increased 5% and 41% over the same quarter last year, respectively. The increase in processing volumes was primarily attributable to the addition of a system acquired in the third quarter of 2006 and the conversion of an existing system from a gathering facility to a processing facility. Gas gathering volumes per day in the first quarter of 2007 were down 11% compared to the fourth quarter of 2006 primarily due to a slowdown of new well connections for many of the same factors previously noted under Exploration and Production Results. Gas processing volumes per day in the first quarter of 2007 were down 3% due to new production in the fourth quarter of 2006 at one processing system declining in the first quarter of 2007.

Unit’s mid-stream companies operate four natural gas treatment plants, owns six processing plants, 37 active gathering systems and 614 miles of pipeline.

STRONG BALANCE SHEET, REDUCED DEBT AND RESOURCES TO FUND CAPITAL PLAN

•	Reduced debt by $22.3 million since December 31, 2006.
•	Debt to capitalization 11%, as of March 31, 2007.
•	Ample cash flow and credit availability to fund capital expenditures for drilling an estimated 270 new gross wells, placing three new additional drilling rigs into service and growing capacity of mid-stream business.

Unit continues to maintain a conservative balance sheet. Unit reduced long-term debt by $22.3 million from December 31, 2006 to $152.0 million, which was 11% of capitalization as of March 31, 2007. Also, Unit had working capital of $47.3 million and $123.0 million of borrowing capacity associated with its current credit facility as of March 31, 2007. The company has adequate cash flow and credit to fully fund its capital plan.

MANAGEMENT COMMENT
Larry Pinkston, President and Chief Executive Officer, said: “During the first quarter we experienced several unpredictable and uncontrollable events that negatively affected our exploration and production business. The refinery shut-in, adverse winter weather and pipeline construction delays all combined to constrain production, resulting in a sequential quarterly decline in volume. We expect to restore existing producing wells feeding into the refinery in an orderly manner, as repairs are made and completed on the refinery. We remain confident in our high-quality E&P assets and have several new, production-ready wells waiting on pipeline completion. We are in a planned position of having enough cash flow and available credit to fully fund our proposed 2007 capital plan. Regarding our drilling rig fleet, we are receiving a high level of inquiries from operators regarding rig availability, margins are strong and our drilling rig fleet is well positioned in some of the country’s most active drilling areas. Our newest drilling rig entered service during the quarter under a two-year contract at a rate significantly higher than our current average rate, which we believe is an indicator of strong demand for our most capable drilling rigs. Our mid-stream business continues to be a source of reliable cash flow. We are pleased at how this operation has grown and continues to build on its strategic position in the Arkoma and Mid-Continent Basins, two of our country’s vital gas plays.”

WEBCAST
Unit will webcast its first quarter earnings conference call live over the Internet on May 3, 2007 at 11:00 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including the productive capabilities of the Company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, the timing of the completion of drilling rigs currently under construction, projected additions and date of service to the Company’s drilling rig fleet, projected growth of the Company’s oil and natural gas production, our ability to meet our consecutive quarterly positive net income goals, oil and gas reserve information, as well as our ability to meet our future reserve replacement goals, anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of the reserves associated with the Company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the Company’s exploration segment, development, operational, implementation and opportunity risks, and other factors described from time to time in the Company’s publicly available SEC reports. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Unit Corporation
Selected Financial and Operations Highlights
(In thousands except per share and operations data)

	Three Months Ended
	March 31,
	2007	2006
Statement of Income:
Revenues:
Contract drilling	$160,285	$161,430
Oil and natural gas	86,106	94,326
Gas gathering and processing	30,768	25,482
Other	112	1,570
Total revenues	277,271	282,808

Expenses:
Contract drilling:
Operating costs	76,287	80,309
Depreciation	12,717	11,841
Oil and natural gas:
Operating costs	22,139	18,306
Depreciation, depletion and amortization	29,347	24,182
Gas gathering and processing:
Operating costs	27,501	22,801
Depreciation and amortization	2,339	1,150
General and administrative	5,182	3,966
Interest	1,641	990
Total expenses	177,153	163,545
Income Before Income Taxes	100,118	119,263

Income Tax Expense:
Current	22,697	30,158
Deferred	12,939	14,192
Total income taxes	35,636	44,350
Net Income	$64,482	$74,913

Net Income per Common Share:
Basic	$1.39	$1.62
Diluted	$1.39	$1.61
Weighted Average Common
Shares Outstanding:
Basic	46,330	46,200
Diluted	46,533	46,414

	March 31,	December 31,
	2007	2006
Balance Sheet Data:
Current assets	$222,229	$232,940
Total assets	$1,946,265	$1,874,096
Current liabilities	$174,937	$160,942
Long-term debt	$152,000	$174,300
Other long-term liabilities	$55,680	$55,741
Deferred income taxes	$337,997	$325,077
Shareholders’ equity	$1,225,651	$1,158,036

	Three Months Ended
	March 31,
	2007	2006
Statement of Cash Flows Data:
Cash Flow From Operations before Changes
in Working Capital (1)	$124,417	$127,937
Net Change in Working Capital	4,289	12,912
Net Cash Provided by Operating Activities	$128,706	$140,849

Net Cash Used in Investing Activities	$(111,251)	$(81,159)
Net Cash Used in Financing Activities	$(17,441)	$(59,816)

	Three Months Ended
	March 31,
	2007	2006
Contract Drilling Operations Data:
Rigs Utilized	96.8	108.6
Operating Margins (2)	52%	50%
Operating Profit Before
Depreciation (2) ($MM)	$84.0	$81.1

Oil and Natural Gas Operations Data:
Production:
Oil - MBbls	356	327
Natural Gas - MMcf	10,673	10,713
Average Prices:
Oil - MBbls	$47.59	$54.53
Natural Gas - MMcf	$6.37	$7.04
Operating Profit Before
DD&A (2) ($MM)	$64.0	$76.0

Mid-Stream Operations Data:
Gas Gathering - MMBtu/day	226,081	215,341
Gas Processing - MMBtu/day	43,327	30,668
Operating Profit Before
Depreciation (2) ($MM)	$3.3	$2.7
_____________
(1) Unit Corporation considers Unit’s cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses by segment excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by dividing operating profit by segment revenue.